EXHIBIT B-5

                            [_________] NUCLEAR NOTE

$ ______________                                          ________________, 2005


     FIRSTENERGY NUCLEAR GENERATION CORP., an Ohio corporation (the "Corporation"), for value received, hereby promises to pay to the order of [___________________________], a [_____] corporation, its successors and assigns
("Payee"), the principal amount of ____________________________ Dollars,
($__________) and to pay interest (calculated on the basis of a 365-day year and charged on the basis of the actual number of days elapsed) on the unpaid balance of such principal amount at a rate per annum of [____%] [Seller's weighted average cost of long term debt] from the due date thereof until the obligation of the Corporation with respect to the payment thereof shall be discharged.

     Interest on the outstanding principal amount of this Note shall be payable semi-annually in arrears, commencing on ________________, and on the 1st day of each May and November thereafter (the "Interest Payment Dates"). The principal balance of this Note, together with all accrued and unpaid interest thereon, on shall be due and payable on ______________, 2025.

     Payments of principal and interest hereunder may be made either (a) in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts or (b) by way of the Corporation's assumption of Payee's liabilities and obligations under certain Pollution Control Revenue Bonds of the Payee as set forth and described in the Purchase Agreement referred to in Section 1 below.

     SECTION 1. The Note; Definitions. As used herein, the term "Note" refers to this Secured Promissory Note of the Corporation, dated the date hereof, and originally issued, executed and delivered by the Corporation in the principal amount of ____________________________ Dollars, ($__________) pursuant to and subject to the terms of the Purchase and Sale Agreement dated as of __________________, 2005 (the "Purchase Agreement"), between the Corporation and Payee. Unless the context otherwise requires, the term "holder" is used herein to mean the person named as Payee herein. Capitalized terms used in this Note and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

     SECTION 2. Security. This Note is secured pursuant to the terms and provisions of a Security Agreement of even date herewith.

     SECTION 3. Prepayments. The Corporation may, at its option and subject to the giving of notice as provided herein, at any time prepay this Note, without penalty, in whole or in part upon payment of the principal amount thereof, together with interest on the principal amount so prepaid accrued to the prepayment date.

     SECTION 4. Amendments and Waivers. This Note may not be modified or amended, except upon the written consent of the holder of this Note, and no covenant, agreement or condition contained in this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of the holder of this Note.


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     SECTION 5. Events of Default.

     (a) Each of the following shall constitute an "Event of Default" hereunder:

          (i) Failure by Corporation to pay the interest on, or principal of, this Note within thirty (30) days of the date due; or

          (ii) Filing by Corporation of a voluntary petition in bankruptcy or a voluntary petition or any answer seeking arrangement or readjustment of its debts or for any other relief under the Bankruptcy Reform Act of 1994, as amended ("Bankruptcy Code"), or under any other existing or future federal or state insolvency act or law, or any formal written consent to, approval of, or acquiescence in, any such petition or proceeding by Corporation, the application by Corporation for, or the appointment by consent or acquiescence of, a receiver or trustee of Corporation or for all or a substantial part of its property; the making by Corporation of an assignment for the benefit of creditors; or

          (iii) Filing of any involuntary petition against Corporation in bankruptcy or seeking arrangement or readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other existing or future federal or state insolvency act or law; or the involuntary appointment of a receiver or trustee of Corporation, or for all or a substantial part of the property of Corporation; and the continuance of any of such events for a period of ninety
(90) days undismissed or undischarged; or

          (iv) In the event that Corporation shall fail to perform any term, covenant or agreement, in any material respect, under the Purchase Agreement or the Security Agreement, each of even date herewith, between Corporation and Payee or under this Note.

     (b) Upon the occurrence of an Event of Default, then, and in such event, Payee may declare this Note to be due and payable, whereupon the entire unpaid balance of principal, together with all accrued interest thereon, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything herein to the contrary notwithstanding.

     SECTION 6. Extension of Maturity. Should the principal of, or interest on, this Note become due and payable on other than a business day, the maturity thereof shall be extended to the next succeeding business day, and, in the case of principal, or an installment of principal, interest shall be payable thereon at the rate per annum herein specified during such extension. The term "business day" shall mean any day that is not a Saturday, Sunday or legal holiday in the State of Ohio.

     SECTION 7. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to its rules or principles relating to conflicts of laws.

     IN WITNESS WHEREOF, the Corporation has caused this Note to be executed on the date first set forth above.

                                         FIRSTENERGY NUCLEAR GENERATION CORP.


                                         By: ________________________________


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